Exhibit 99.1

                      MOOG'S FIRST QUARTER '05 EPS UP 18.8%

    EAST AURORA, N.Y., Jan. 24 /PRNewswire-FirstCall/ -- Moog Inc.
(NYSE: MOG.A; MOG.B) announced today a first quarter profit of $15 million, up 18.3% from $12.7 million one year earlier. On a diluted per share basis, earnings were $.57 for the quarter, up 18.8% from $.48 a year ago, after adjustment for the stock split completed in February of 2004. Consolidated sales rose by $23 million from last year's level to $249 million, an increase of 10%.

    Aircraft sales in the quarter increased by more than $3 million. Increased revenue on the Indian Light Combat Aircraft, as well as strong aftermarket sales, offset an expected decline in work on the F-35 Joint Strike Fighter. Margins decreased from last year's high levels reflecting increased development expense in the business jet product line.

    For the quarter, total sales for Space and Defense were $33 million this year compared with $28 million in last year's first quarter. Increased activity on military satellites and defense controls accounted for most of the improvement. Margins improved smartly from their performance of a year ago, mostly due to increased volume in satellites.

    Industrial segment sales were up sharply, to $75 million, an increase of $11 million. Sales in every market were up, with the largest increases occurring in the turbine, heavy industry, and metal forming markets. Growth in the quarter, excluding foreign currency, was over $7 million, an 11% increase from last year. Margins decreased slightly as a result of higher commission expense.

    Sales for the Components Group were $35 million, up $4 million or 13% mostly due to increased sales in medical equipment used in CT scans and sleep apnea devices. Margins also rose sharply since last year's first quarter contained purchase accounting adjustments related to the acquisition.

    Backlog for the quarter was strong, growing $31 million to $481 million compared to the last quarter of $450 million. Growth, excluding the effect of currency, was $24 million.

    For fiscal year '05, the company projects sales in a range from $988 million to $1,008 million. Net earnings are projected to increase 10-14%, or between $63.2 and $65.3 million with a midrange of $64.3 million, translating to $2.44 per share, one cent higher than previously forecast.

    "We're off to a great start in fiscal '05," said R.T. Brady, Chairman and CEO. "Sales were up in the quarter in every one of our segments. We expect this pattern to continue. Total sales for the year should be close to $1 billion and we're expecting another double-digit increase in earnings per share."

    Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog's high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment.

    Additional information about the company's quarter ended December 31, 2004 can be found on its website, http://www.moog.com , including a text of its prepared conference call remarks.

    Cautionary Statement
    Information included herein or incorporated by reference that does not consist of historical facts, including statements accompanied by or containing words such as "may," "will," "should," "believes," "expects," "expected," "intends," "plans," "projects," "estimates," "predicts," "potential," "outlook," "forecast," "anticipates," "presume" and "assume," are forward- looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) fluctuations in general business cycles and the demand for commercial aircraft, military aircraft, space products and industrial capital goods, (ii) the Company's dependence on government contracts that may not be fully funded or may be terminated, (iii) the Company's dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of its sales, (iv) the possibility that advances in technology could reduce the demand for certain of the Company's products, specifically hydraulic-based motion controls, (v) intense competition in the Company's business which may require the Company to lower prices or offer more favorable terms of sale, (vi) the Company's significant indebtedness which could limit its operational and financial flexibility, (vii) the possibility that new product and research and development efforts may not be successful which could reduce sales and profits, (viii) higher pension costs and increased cash funding requirements which could occur in future years if future actual plan results differ from assumptions used for the Company's defined benefit pension plans, including returns on plan assets and interest rates, (ix) a write-off of all or part of the Company's goodwill which could adversely affect the Company's operating results and net worth and cause it to violate covenants in its bank agreements, (x) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event the Company does not comply with regulations relating to defense industry contracting, (xi) the potential for cost overruns on development jobs and fixed price contracts and the risk that actual results may differ from estimates used in long-term contract accounting,
(xii) the Company's ability to successfully identify and consummate acquisitions and integrate the acquired businesses, and the risk that known liabilities will be assumed by the Company in connection with acquisitions, including liabilities for which indemnification from the seller may be limited or unavailable, (xiii) the possibility of a catastrophic loss of one or more of the Company's manufacturing facilities, (xiv) the impact of product liability claims related to the Company's products used in applications where failure can result in significant property damage, injury or death, (xv) the possibility that litigation may result unfavorably to the Company, (xvi) foreign currency fluctuations in those countries in which the Company does business and other risks associated with international operations and (xvii) the cost of compliance with environmental laws. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. The Company disclaims any obligation to update the forward-looking statements made in this report.

                                    MOOG INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                  (dollars in thousands except per share data)

                                                Three Months Ended
                                          -----------------------------
                                          December 31,     December 31,
                                              2004             2003
                                          -------------   -------------

Net sales                                 $     249,303   $     225,985
Cost of sales                                   173,883         159,488
Gross profit                                     75,420          66,497

Research and development                          9,009           6,768
Selling, general and administrative              40,919          37,731
Interest                                          2,709           3,185
Other                                               (44)            475
                                                 52,593          48,159

Earnings before income taxes                     22,827          18,338

Income taxes                                      7,852           5,682

Net Earnings                              $      14,975   $      12,656

Net earnings per share
   Basic                                  $        0.58   $        0.49
   Diluted                                $        0.57   $        0.48

Average common shares
outstanding
   Basic                                     25,725,484      25,873,806
   Diluted                                   26,296,219      26,413,476

                                    MOOG INC.
                     CONSOLIDATED SALES AND OPERATING PROFIT
                             (dollars in thousands)

                                                Three Months Ended
                                          -----------------------------
                                           December 31,    December 31,
                                               2004            2003
                                          -------------   -------------
Net Sales
   Aircraft Controls                      $     106,180   $     102,603
   Space & Defense Controls                      33,182          28,414
   Industrial Controls                           74,870          63,874
   Components                                    35,071          31,094

Net Sales                                 $     249,303   $     225,985

Operating Profit and
Margins
   Aircraft Controls                      $      15,113   $      16,919
                                                   14.2%           16.5%
   Space & Defense Controls                       3,255             394
                                                    9.8%            1.4%
   Industrial Controls                            5,475           4,744
                                                    7.3%            7.4%
   Components                                     4,650           2,649
                                                   13.3%            8.5%

Total operating profit                           28,493          24,706
                                                   11.4%           10.9%

Deductions from Operating Profit
   Interest expense                               2,709           3,185
   Corporate expenses and other                   2,957           3,183

Earnings before Income Taxes              $      22,827   $      18,338

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                                    MOOG INC.
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                           December 31,   September 25,
                                               2004            2004
                                          -------------   -------------
Cash                                      $      73,670   $      56,701
Receivables                                     256,661         261,776
Inventories                                     196,623         189,649
Other current assets                             45,357          40,963
    Total current assets                        572,311         549,089
Property, plant and equipment                   253,428         246,743
Goodwill                                        290,094         288,563
Other non-current assets                         44,220          40,533
    Total assets                          $   1,160,053   $   1,124,928


Notes payable                             $         885   $         923
Current installments of long-term debt           18,926          18,700
Contract loss reserves                           15,139          14,311
Other current liabilities                       209,660         193,350
    Total current liabilities                   244,610         227,284

Long-term debt                                  271,455         291,666
Other long-term liabilities                     141,511         134,322
    Total liabilities                           657,576         653,272
Shareholders' equity                            502,477         471,656
    Total liabilities and
     shareholders' equity                 $   1,160,053   $   1,124,928

SOURCE  Moog Inc.
    -0-                             01/24/2005
    /CONTACT:  Susan Johnson of Moog Inc., +1-716-687-4225/
    /Web site:  http://www.moog.com /